Exhibit 10.4

TRANSACTION BASED COMPENSATION AGREEMENT

AGREEMENT effective as of December 31, 2008 between Towers, Perrin, Forster & Crosby, Inc. (the “Company”), with offices at One Stamford Plaza, 263 Tresser Boulevard, Stamford, CT 06901-3226 and                                  (the “Executive”), residing at                                  .

WHEREAS, the Executive has important management responsibilities and talents which benefit the Company and its affiliates; and

WHEREAS, the Company believes that its best interests are served if the Executive is encouraged to remain with the Company, and the Company has determined that the Executive’s ability to perform the Executive’s responsibilities and to utilize the Executive’s talents for the benefit of the Company, and the Company’s ability to retain the Executive as an employee, will be significantly enhanced if the Executive is provided with fair and reasonable protection from the risks associated with a change in ownership or control of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.	Defined Terms.

Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

2.	Effective Date; Term.

This Agreement shall commence as of December 31, 2008 (the “Effective Date”) and shall continue in effect through December 31, 2011; provided, however, that subject to the affirmative approval of the Company’s Board of Directors each year, the term of this Agreement, commencing in 2009 for the 2012 calendar year, shall be extended for successive one year periods thereafter. In the event the Company’s Board of Directors does not wish to extend the Agreement for an additional year, the Company shall give written notice to the Executive to such effect, in which event this Agreement shall continue to be effective until December 31 of the applicable calendar year; provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control occurs during the original or any extended term of this Agreement, this Agreement shall remain in effect for a period of two (2) years after such Change in Control.

Notwithstanding the prior paragraph of this Section 2, but subject to the second paragraph of Section 3 below, if on any date prior to a Potential Change in Control or a Change in Control, the Executive ceases to have the duties, titles, responsibilities and authorities of a position designated by the Board to be covered by a Transaction Based Compensation Agreement, this Agreement shall terminate on such date, and the Executive shall not be entitled to any payments or benefits under this Agreement.

3.	Change in Control Benefits.

If the Executive’s employment with the Company is terminated at any time within two (2) years following a Change in Control, either (i) by the Company without Cause pursuant to a written notice of termination by the Company or (ii) by the Executive for Good Reason, pursuant to a written notice of termination by the Executive, the Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. The effective date of either such termination, which is hereafter referred to as the “Termination Date,” shall be thirty (30) days following the date the applicable notice of termination is delivered.

If the Executive’s employment with the Company is terminated at any time within one (1) year prior to a Change in Control by the Company without Cause or by the Executive because an event has occurred that meets the definition of Good Reason, and the Executive reasonably demonstrates after the Change in Control that such termination or event was at the request or suggestion of a Person that ultimately effected, or participated in, such Change in Control or was effected by the Company in contemplation of such Change in Control (an “Anticipatory Termination”), (i) this Agreement shall be deemed to be in effect at the time of such Change in Control, (ii) the Executive’s Termination Date shall be deemed to have occurred immediately following the Change in Control, and (iii) the Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement.

If the Executive’s employment with the Company is terminated as a result of death or Disability, the Executive shall not be entitled to any payments or benefits under this Agreement.

(a) Severance Benefits. On the first business day on or after the thirtieth (30th) calendar day following the Termination Date (provided, that the Executive has complied with the requirements of Section 6 hereof relating to the Release), the Company shall pay the Executive a lump-sum payment equal to the aggregate of the following amounts, payable in cash (and without regard to whether any such amount is payable in a form other than cash):

(i) the Executive’s earned but unpaid Base Salary through the Termination Date;

(ii) any unpaid Annual Bonus payable to the Executive in respect of the calendar year ending prior to the Termination Date;

(iii) a prorated amount in respect of the Annual Bonus for the calendar year in which the Termination Date occurs, calculated as follows, and in lieu of any such bonus payable under the terms of the applicable bonus program: (A) if the Executive has been employed for at least twelve (12) months prior to the Termination Date, based on the average of the Annual Bonus amounts paid or payable to the Executive in respect of the three (or fewer) completed calendar years (annualized with respect to any such calendar year for which the Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the Change in Control occurs, or (B) if the Executive has been employed by the Company for less than twelve (12) months prior to the Termination Date, based on the Executive’s Individual Bonus Target Percentage multiplied by the Executive’s Base Salary; in each case (A) and (B) above calculated by multiplying the amount so determined by a fraction, the numerator of which is the number of days elapsed in the calendar year through the Termination Date and the denominator of which is 365;

(iv) all accrued, but unused vacation pay;

(v) reimbursement for all expenses incurred by the Executive prior to the Termination Date and accounted for by the Executive in accordance with applicable Company reimbursement policies; and

(vi) subject to the limitations set forth in Section 3(c), an amount equal to two (2) times the Executive’s Annual Compensation.

(b) Other Payments And Benefits. The Executive shall be entitled to receive any payments or benefits to which the Executive is entitled pursuant to the terms of any Company plans, programs or arrangements in accordance with their terms as in effect from time to time; provided, however, that if the Executive is eligible to receive benefits under this Section 3, no benefits shall be paid to the Executive under any severance plan or program maintained by the Company or any affiliate of the Company.

(c) Limitation on Payments and Benefits. If the Company’s independent accountants reasonably believe that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or otherwise in connection with the Executive’s termination of employment or contingent upon a change in ownership or control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate of the Company) (collectively, the “Payments”) may result in any loss of a deduction by the Company pursuant to Section 280G of the Code, the Company shall reduce the amount to be paid to the Executive under Section 3(a)(vi) (and/or reduce the amount of any other Payment to be made to the Executive) to an amount that the Company’s independent accountants believe will cause all Payments to be fully deductible by the Company for federal income tax purposes.

In addition, the Executive agrees that the Executive is not entitled to receive from the Company any Payment, or portion thereof, that is later determined by the Internal Revenue Service not to be deductible by the Company pursuant to Section 280G of the Code, and the Executive will repay to the Company, within five (5) days after demand therefore by the Company, the amount determined by the Company to be necessary to be repaid so that all Payments retained by the Executive will be fully deductible by the Company for federal income tax purposes.

4.	Mitigation.

The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against the Executive.

5.	Employment Status; Termination for Cause or Without Good Reason.

The Executive and the Company acknowledge and agree that prior to a Change in Control, the Executive’s employment is “at will” and may be terminated at any time, by the Company or by the Executive, with or without Cause, subject to applicable law. In the event the Executive’s employment with the Company is terminated for any reason prior to a Change in Control, other than in the case of an Anticipatory Termination, the Executive shall not be entitled to any payments or benefits under this Agreement.

If, following a Change in Control, the Company terminates the Executive’s employment for Cause or the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall not be entitled to any payments or benefits under this Agreement.

6.	Release.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any of the payments or benefits provided under this Agreement, the Executive agrees to execute and deliver (and not revoke) a release agreement acceptable to the Company (the “Release”), in substantially the form attached hereto as Exhibit A, within the time period specified therein. If the Executive fails to execute and deliver the Release or revokes the Release, the Executive agrees that the Executive shall not be entitled to receive any of the payments or benefits provided under this Agreement.

7.	Resignations.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any of the payments or benefits provided under this Agreement, the Executive agrees to resign on or prior to the Termination Date (as directed by the Company) from all director and officer positions that the Executive may hold with the Company or its affiliates.

8.	Confidential Information.

The Executive acknowledges that any confidentiality agreement entered into by the Executive and the Company remains in full force and effect and survives the termination of the Executive’s employment with the Company. Nothing herein shall limit or alter the Executive’s obligations or responsibilities to the Company as a Principal of the Company or under any Company policies or Codes of Conduct.

9.	Disputes.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York or, at the option of the Executive, in the county where the Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator’s award relating to this Agreement in any court having jurisdiction.

10.	Costs of Proceedings.

The Company shall pay for all costs and expenses of the Executive, within thirty (30) days following receipt of appropriate invoices (which shall be provided within thirty (30) days of receipt thereof by the Executive), including attorneys’ fees and disbursements, in connection with any legal proceeding (including arbitration), whether instituted by the Company or by the Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if the arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive acted in bad faith under this Agreement, then the Executive shall be required to pay all costs and expenses of the Executive, including attorney’s fees and disbursements, and shall not be entitled to reimbursement. Notwithstanding the foregoing, the Executive shall not be entitled to reimbursement for any cost or expense beyond the last day of the Executive’s taxable year following the taxable year in which the cost or expense was incurred.

11.	Successors And Assigns; Beneficiary.

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable, by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of the Executive in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless specifically provided otherwise herein, shall be paid in accordance with this Agreement to the beneficiary or the beneficiaries designated to the Company in writing by the Executive. The Executive may change such designation from time to time. In the absence of any such designation or if no designated beneficiary survives the Executive, the executors, personal representatives or administrators of the Executive’s estate shall be the Executive’s designated beneficiary for purposes of this Agreement.

12.	Waiver; Amendment.

This Agreement may not be waived or modified other than by a written agreement executed by the Company and the Executive. No waiver by any party to this Agreement of any breach of any term, provision, or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or at any prior or subsequent time.

13.	Withholding.

Notwithstanding the provisions of Section 4 hereof, the Company may withhold applicable federal, state and local income and other taxes from any payments due to the Executive under this Agreement.

14.	Section 409A Compliance.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision of this Agreement would cause the Executive to be subject to the payment of interest or any additional tax under Section 409A, the parties agree to reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is reformed in order to comply with Section 409A, such reformation shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, if the Executive is treated as a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of any payment under this Agreement upon a separation from service, then, but only to the extent required to comply with Section 409A, the commencement of any payment shall be delayed until the date that is six (6) months and one (1) day following the date of such separation from service. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

15.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof.

16.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties regarding severance benefits following a Change in Control and supersedes and overrides any prior agreement entered into between the Company and the Executive regarding severance benefits following a Change in Control, including, without limitation, any prior transaction based compensation agreements.

17.	Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the general counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of a change of address shall be effective only upon receipt.

18.	Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

19.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:
Name: Title:

Executive

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Annual Bonus” means the annual bonus entitlement(s) of the Executive as applicable for purposes of this Agreement, under the Company’s “individual bonus,” “special bonus,” “principal bonus” and any successor annual bonus pursuant to any plan or program of the Company, and including any portion of the applicable annual bonus that is deferred or that is paid in cash or non-cash consideration, such as Company equity or equity equivalents that are awarded as part of the annual bonus payment.

“Annual Compensation” means the sum of (i) the Executive’s Base Salary, plus (ii) the Executive’s Individual Bonus.

“Anticipatory Termination” shall have the meaning set forth in Section 3.

“Base Salary” means the Executive’s annual rate of base salary, prior to any deductions or withholdings, as in effect immediately prior to the Termination Date or, if higher, at the highest rate in effect at any time within the 90-day period immediately preceding the Change in Control.

“Board” means the Company’s Board of Directors.

“Cause” shall mean the Executive’s termination of employment due to:

(i) the Executive’s conviction of, or plea of guilty or no contest to, a felony; or

(ii) the willful failure of the Executive to perform the Executive’s duties to the Company; or

(iii) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its subsidiaries.

“Change in Control” means, and shall be deemed to have occurred if:

(i) Any Person other than a principal(s) of the Company, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, directly or indirectly, of fifty (50) percent or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

(ii) Individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the date hereof (other than an individual whose initial election as a director is in connection with an actual or threatened transaction described in clause (i), (iii) or (iv) of this definition) shall be, for purposes of this Agreement, considered as though such person were a member of the Board as of the date hereof; or

(iii) A Person other than a principal(s) of the Company, including a “group” as such term is defined in Section 13(d)(3) of the Exchange Act, (a) becomes a member of the Board or obtains the authority to designate one or more members of the Board and (b) whose approval is required for, or who has the ability to block, any significant matter relating to the management or operation of the Company, including, without limitation, the ability to appoint or terminate (or set the terms of employment of) a senior officer of the Company, the ability to approve or modify the Company’s annual operating budget or the ability to approve or reject significant investments or acquisitions by the Company; or

(iv) The consummation of (a) any consolidation, share exchange, merger or amalgamation of the Company as a result of which the individuals and entities who were the respective beneficial owners of the outstanding stock of the Company and the voting securities of the Company immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, fifty-one (51) percent or more of the combined voting power of the voting securities entitled to vote of the Company resulting from such consolidation, share exchange, merger or amalgamation or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company.

Notwithstanding anything herein to the contrary, an initial public offering of shares of the Company’s stock to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (including, without limitation, any related changes in Board composition or structure, or Board or Board committee authority in connection with any such public stock offering) shall not constitute a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Towers, Perrin, Forster & Crosby, Inc. and its successors and assigns.

“Disability” means total disability or permanent disability as determined under the Company’s long-term disability plan in which the Executive participates, as it exists from time to time.

“Good Reason” means any of the following actions, without the Executive’s express prior written approval, other than due to the Executive’s Disability or death:

(i) any material reduction in (a) the Executive’s Base Salary, or (b) the amount of the Annual Bonus paid to the Executive in a given calendar year, determined based on the Annual Bonus paid to the Executive in the calendar year ending immediately prior to the Change in Control (or, if not yet paid or determined at the time of the Change of Control, in respect of the prior such calendar year).

(ii) the assignment to the Executive of any duties materially inconsistent with the nature and status of the Executive’s responsibilities immediately prior to the Change in Control; provided, however, that such an assignment shall not constitute Good Reason if the Executive’s overall duties and status among the Company and its affiliates are not substantially altered;

(iii) the Executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished in comparison to the duties, titles, responsibilities and authority enjoyed by the Executive immediately prior to the Change in Control; provided, however, that a redesignation of the Executive’s duties, titles, responsibilities and authority shall not constitute Good Reason if the Executive’s overall duties, title, responsibilities and authority among the Company and its affiliates are not substantially altered; or

(iv) the Company’s requiring the Executive to be based at any office or location which is located more than fifty (50) miles from the location where the Executive was based immediately prior to the Change in Control.

As a condition of termination of employment for “Good Reason”, (i) the Executive shall be required to give written notice to the Company of the event(s) alleged to constitute a Good Reason termination event (and intention to resign from employment on the basis thereof) within one hundred eighty (180) days following the occurrence of such event(s) and (ii) the Company shall have the opportunity to remedy the Good Reason event(s) within the thirty (30) day period following receipt of the Executive’s written notice of resignation for Good Reason.

“Individual Bonus” means the greater of (i) the Individual Bonus Target Percentage, multiplied by the Executive’s Base Salary and (ii) the average of the “individual” (or successor) annual bonus paid or payable to the Executive in respect of the three (or fewer) calendar years (annualized with respect to any such calendar year for which the Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the Change in Control occurs.

“Individual Bonus Target Percentage” means the target percentage of the Executive’s Base Salary that is payable as an “individual” (or successor) annual bonus based on the Executive’s P-grade level, as in effect immediately prior to the Termination Date or, if higher, at the highest rate in effect at any time within the 90-day period immediately preceding the Change in Control.

“Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Section 13(d) and 14(d) thereof; provided, however, that a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirect, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

“Potential Change in Control” means, and shall be deemed to have occurred, if the Board begins consideration of a transaction or a series of actions or transactions that, if consummated, would constitute a Change in Control.

“Termination Date” shall have the meaning set forth in Section 3.

*  *   *   *  *

Exhibit A

GENERAL RELEASE

WHEREAS, the Executive, and Towers, Perrin, Forster & Crosby, Inc. (the “Company”), with offices at 1500 Market Street, Center Square East, Philadelphia, PA 19102, entered into a Transaction Based Compensation Agreement (the “TBC Agreement”) dated as of                     , pursuant to which the Executive agreed and covenanted to execute a general release of any and all claims the Executive may have or may believe the Executive has against the Company, its affiliates and/or their respective officers, directors, employees, agents and representatives; and

WHEREAS, the employment of the Executive was terminated as of [DATE], and has been provided with a copy of this release on [DATE];

NOW, THEREFORE, in consideration of the benefits to be provided to the Executive pursuant to the TBC Agreement, it is agreed as follows:

1.        (a)        The Executive, for and in consideration of the commitments of the Company as set forth in paragraph 3 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of the Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Executive Retirement Income Security Act of 1974, [State Fair Employment Practice Law], and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)        To the fullest extent permitted by law, and subject to the provisions of paragraph 7 below, the Executive represents and affirms that (i) the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive’s behalf; (ii) the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) the Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c)        [For use only with California Executives:] The Executive agrees to waive and relinquish all rights and benefits the Executive may have under Section 1542 of the California Civil Code. That Section reads as follows:

§1542. [Certain claims not affected by General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in the employee’s favor at the time of executing Release, which if known by him must have materially affected the Executive’s settlement with the debtor.

(d)        Nothing contained herein shall be deemed a waiver of the Executive’s right to indemnification by the Company as a corporate officer/director pursuant to: (a) applicable state law, with all exclusions and exceptions provided by such law to remain in full force and effect; (b) any indemnification agreement entered into between the Executive and the Company; (c) any applicable director and officer insurance arrangements; and (d) in accordance with Article IV of the Company’s By-Laws (or under any successor or amended provisions thereof). This release shall not constitute a waiver of any of the Executive’s rights under the TBC Agreement, the benefits of which are in consideration for this release.

2.        In consideration of the Company’s agreements as set forth in paragraph 3 herein, the Executive agrees to comply with the limitations described in paragraphs 5 and 6 of this Agreement.

3.        In consideration for the Executive’s agreement as set forth herein, the Company agrees to pay the Executive the payments set forth in the TBC Agreement, but in no event commencing before the period during which the Executive’s right to revoke his acceptance to the terms of this Agreement has expired. Except as set forth in this Agreement, it is expressly agreed and understood that the Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

4.        The Executive understands and agrees that the payments provided in the TBC Agreement are being provided to Executive in consideration for the Executive’s acceptance and execution of, and in reliance upon, the Executive’s representations in this Agreement. The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims against the Company, the Executive would not have been entitled to any payments as provided in the TBC Agreement.

5.        The Executive represents that the Executive does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Executive acknowledges that all such Corporate Records are the property of the Company. In addition, the Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Executive’s last day of employment, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

6.        Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s [designated legal, compliance or human resources officers]; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

7.        The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

8.        The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

9.        The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

10.      This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

11.      The Executive certifies and acknowledges as follows:

(a)        That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)        That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to Executive and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled;

(c)        That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)        That the Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)        That the Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this General Release is satisfactory to Executive; and

(f)        The Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing General Release this                      day of                     ,             .

Witness:
[Executive]

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:	Witness:

Name:

Title: